FOR IMMEDIATE RELEASE                                   CONTACT:

Valhi, Inc.                                             Bobby D. O'Brien
Three Lincoln Centre                                    Vice President
5430 LBJ Freeway, Suite 1700                            (972) 233-1700
Dallas, TX  75240-2697
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                                  News Release
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                      VALHI REPORTS SECOND QUARTER RESULTS


     DALLAS, TEXAS . . August 6, 2004. Valhi, Inc. (NYSE: VHI) reported net income of $263.7 million, or $2.19 per diluted share, in the second quarter of 2004 compared to net income of $17.8 million, or $.15 per diluted share, in the second quarter of 2003. For the first six months of 2004, the Company reported income before cumulative effect of a change in accounting principle of $267.1 million, or $2.22 per diluted share, compared to income of $19.4 million, or $.16 per diluted share, in the first six months of 2003. The primary reason for the increase in income in the 2004 periods is due to certain income tax benefits discussed below.

     Chemicals sales increased $29.1 million in the second quarter of 2004 compared to the second quarter of 2003, and increased $39.4 million for the first six months of the year, as the favorable effect of fluctuations in foreign currency exchange rates, which increased chemicals sales by approximately $13 million and $35 million, respectively, and higher sales volumes more than offset the impact of lower average TiO2 selling prices. Kronos' TiO2 sales volumes in the second quarter of 2004 increased 13% compared to the second quarter of 2003, as higher volumes in European and export markets more than offset the effect of lower volumes in Canada, and volumes were 6% higher in the year-to-date period. Excluding the effect of fluctuations in the value of the U.S. dollar relative to other currencies, Kronos' average TiO2 selling prices in billing currencies in both the second quarter and first six months of 2004 were 5% lower than the respective periods of 2003. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the respective periods, Kronos' average TiO2 selling prices in the second quarter of 2004 were comparable to the second quarter of 2003, and increased 2% for the first six months of the year. Reflecting the partial implementation of prior price increase announcements, Kronos' average TiO2 selling prices in the second quarter of 2004 were generally flat as compared with the first quarter of 2004, reversing the downward trend in selling prices that had existed since the third quarter of 2003.

     Chemicals operating income in the second quarter of 2004 includes a $6.3 million gain ($3.5 million, or $.03 per diluted share, net of income taxes and minority interest) related to the settlement of a contract dispute with a customer. Kronos' operating income comparisons were also favorably impacted by higher production levels, which increased 3% in the second quarter of 2004 compared to the second quarter of 2003, and increased 1% in the first six months of 2004. Kronos' operating rates were at near full capacity in all periods presented, and Kronos' sales and production volumes in the first six months of 2004 were both new records for Kronos. Operating income comparisons were negatively impacted by the lower average selling prices for TiO2. In addition, fluctuations in currency exchange rates increased chemicals operating income in the second quarter and first six months of 2004 by $6 million and $8 million, respectively, as compared to the same periods in 2003.

     Component products sales were higher in the second quarter and first six months of 2004 as compared to the same periods in 2003 due primarily to higher volumes of precision slide and security products and increases in certain slide product surcharges and prices (primarily to recover the increase in raw material steel prices experienced during 2004). Sales comparisons were also favorably impacted by relative changes in foreign currency exchange rates, which increased component product sales by $900,000 in the second quarter of 2004 as compared to the second quarter of 2003, and increased sales by $3.4 million in the first six months of the year.

     Component products operating income comparisons were favorably impacted by the effect of certain cost reduction efforts previously undertaken, including consolidating CompX's two Canadian facilities into one facility and the restructuring of CompX's operations in the Netherlands. In addition, operating income comparisons were also favorably impacted by relative changes in product mix of security products, the price increases for certain products and expenses of approximately $800,000 incurred during the first six months of 2003 ($400,000 in the second quarter) associated with consolidating the two Canadian facilities.

     Waste management sales declined, and its operating loss increased, in the 2004 year-to-date period due to continued weak demand for waste management services, higher expenses associated with recent permitting efforts to expand low-level and mixed-level radioactive waste disposal capabilities and expenses associated with the enhancement of the operating management team.

     TIMET's sales increased from $101.8 million in the second quarter of 2003 to $124.1 million in the second quarter of 2004. TIMET's operating results improved from an operating loss of $2.1 million in the second quarter of 2003 to operating income of $7.0 million in the 2004 period. The improvement in TIMET's results were due in part to a 33% increase in sales volumes of mill products, a 3% increase in sales volumes of melted products (ingot and slab) and an 8% increase in melted product average selling prices. These increases were partially offset by a 3% decrease in mill product average selling prices (which prices were, however, positively impacted by the continued weakening of the U.S. dollar compared to the British pound sterling and the euro and negatively impacted by changes in product mix).

     General corporate expenses were lower in the second quarter and first six months of 2004 compared to the same periods of 2003 due primarily to lower environmental remediation and legal expenses of NL.

     Kronos recognized a $245.6 million income tax benefit in the second quarter of 2004 ($210.5 million, or $1.75 per diluted share, net of minority interest) related to the reversal of a deferred income tax asset valuation allowance attributable to Kronos' income tax attributes in Germany (principally net operating loss carryforwards). The reversal of the German valuation allowance reflects the Company's revised estimate of its ability to utilize its German net operating loss carryforwards in the future under the "more-likely-than-not" recognition criteria.

     Also, in the second quarter of 2004, NL recognized a $43.1 million income tax benefit ($35.9 million, or $.30 per diluted share, net of minority interest) related to income tax attributes of NL Environmental Management Services, Inc. ("EMS"), a subsidiary of NL. This income tax benefit resulted from a settlement agreement recently reached with the U.S. IRS concerning the IRS' previously-reported examination of a certain restructuring transaction involving EMS, and includes (i) a $12.6 million tax benefit related to a reduction in the amount of additional income taxes and interest which NL estimates it will be required to pay related to this matter as a result of the settlement agreement and (ii) a $30.5 million tax benefit related to the reversal of a deferred income tax asset valuation allowance related to certain tax attributes of EMS (including a U.S. net operating loss carryforward) which NL now believes meet the "more-likely-than-not" recognition criteria.

     In the second quarter of 2003, the Company recognized a $24.6 million income tax benefit ($20.8 million, or $.17 per diluted share, net of minority interest) related to Kronos' previously-reported favorable German court ruling concerning its claim for refund suit.

     The cumulative effect of the change in accounting principle in the first six months of 2003 related to the Company's first quarter adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003. Such change in accounting relates principally to accounting for closure and post-closure obligations at the Company's waste management operations.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

     o    Future supply and demand for the Company's products,
     o The extent of the dependence of certain of the Company's businesses on certain market sectors,
     o    The cyclicality of certain of the Company's businesses,
     o The impact of certain long-term contracts on certain of the Company's businesses,
     o    Customer inventory levels,
     o    Changes in raw material and other operating costs,
     o    The possibility of labor disruptions,
     o    General global economic and political conditions,
     o    Competitive products and substitute products,
     o    Customer and competitor strategies,
     o    The impact of pricing and production decisions,
     o    Competitive technology positions,
     o    The introduction of trade barriers,
     o    Fluctuations in currency exchange rates,
     o    Operating interruptions,
     o    The ability to implement headcount reductions in certain operations in
          a  cost   effective   manner  within  the   constraints   of  non-U.S.
          governmental regulations, and the timing and amount of any such cost savings realized,
     o    The ability of the Company to renew or refinance credit facilities,
     o    Uncertainties associated with new product development,
     o The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
     o The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria,

     o    Environmental matters,
     o    Government laws and regulations and possible changes therein,
     o    The ultimate resolution of pending litigation, and
     o    Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

     In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

     o The Company discloses percentage changes in Kronos' average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

     Valhi, Inc. is engaged in the titanium dioxide pigments, component products (ergonomic computer support systems, precision ball bearing slides and security products), titanium metals products and waste management industries.

                          VALHI, INC. AND SUBSIDIARIES

                              STATEMENTS OF INCOME

                                   (Unaudited)

                    (In millions, except earnings per share)

                                                                             Three months ended              Six months ended
                                                                                  June 30,                       June 30,
                                                                             ------------------              ------------
                                                                           2003            2004            2003           2004
                                                                           ----            ----            ----           ----
Net sales
  Chemicals                                                               $266.6         $ 295.7         $519.6          $ 559.0
  Component products                                                        49.7            56.8          100.7            109.9
  Waste management                                                           1.1             1.4            2.5              2.2
                                                                          ------         -------         ------          -------

                                                                          $317.4         $ 353.9         $622.8          $ 671.1
                                                                          ======         =======         ======          =======

Operating income
  Chemicals                                                               $ 31.7         $  36.2         $ 62.4          $  58.4
  Component products                                                          .9             5.9            2.2              8.8
  Waste management                                                          (3.6)           (3.6)          (5.6)            (6.8)
                                                                          ------         -------         ------          -------

    Total operating income                                                  29.0            38.5           59.0             60.4

General corporate items, net
  Interest and dividend income                                               8.0             8.0           16.3             16.1
  Legal settlement gains, net                                                 .7              .5             .7               .5
  Securities transaction gains, net                                           .2             -               .5              -
  Expenses, net                                                            (24.8)           (5.8)         (41.9)           (14.8)
Interest expense                                                           (14.7)          (15.1)         (29.1)           (30.7)
                                                                          ------         -------         ------          -------

                                                                            (1.6)           26.1            5.5             31.5
Equity in:
  TIMET                                                                     (1.1)            2.1           (3.9)             2.5
  Other                                                                      (.2)            -               .5               .1
                                                                          ------         -------         ------          -------

    Income (loss) before income taxes                                       (2.9)           28.2            2.1             34.1

Income tax benefit                                                         (25.4)         (283.2)         (23.4)          (282.5)

Minority interest in after-tax earnings                                      4.7            47.7            6.1             49.5
                                                                          ------         -------         ------          -------

    Income before cumulative effect of change
     in accounting principle                                                17.8           263.7           19.4            267.1

Cumulative effect of change in accounting
 principle                                                                   -               -               .6              -
                                                                          ------         -------         ------          -----

    Net income                                                            $ 17.8         $ 263.7         $ 20.0          $ 267.1
                                                                          ======         =======         ======          =======

Basic and diluted earnings per share
  Income before cumulative effect
   of change in accounting principle                                      $  .15         $  2.19         $  .16          $  2.22
  Cumulative effect of change in accounting
   principle                                                                 -               -              .01              -
                                                                          ------         -------         ------          -----

    Net income                                                            $  .15         $  2.19         $  .17          $  2.22
                                                                          ======         =======         ======          =======

Shares used in calculation of per share amounts
  Basic earnings                                                           120.2           120.2          119.2            120.2
                                                                          ======         =======         ======          =======

  Diluted earnings                                                         120.3           120.3          119.4            120.4
                                                                          ======         =======         ======          =======

                          VALHI, INC. AND SUBSIDIARIES

                     RECONCILIATION OF PERCENTAGE CHANGE IN
                       KRONOS' AVERAGE TIO2 SELLING PRICES

                                   (Unaudited)


                                                                            Three months ended           Six months ended
                                                                                 June 30,                    June 30,
                                                                              2003 vs. 2004                2003 vs. 2004
                                                                            -----------------            ---------------


Percentage change in average selling prices:
  Using actual foreign currency exchange rates                                    -%                         +2%


  Impact of changes in foreign currency
   exchange rates                                                                -5%                         -7%
                                                                                 ---                         ---

    In billing currencies                                                        -5%                         -5%
                                                                                 ===                         ===